EXHIBIT 4.20

J.P. MORGAN CHASE & CO.,

BANK ONE CORPORATION,

JPMORGAN CHASE BANK,

as Resigning Guarantee Trustee,

AND

THE BANK OF NEW YORK,

as Successor Guarantee Trustee,

GUARANTEE TRUSTEE RESIGNATION AND APPOINTMENT AGREEMENT

Dated as of                  , 2004

This GUARANTEE TRUSTEE RESIGNATION AND APPOINTMENT AGREEMENT (the “Agreement”), dated as of                          , 2004, among J.P. MORGAN CHASE & CO., a Delaware corporation (“Successor”), BANK ONE CORPORATION (successor to First Chicago NBD Corporation), a Delaware corporation (“Bank One”), JPMORGAN CHASE BANK (formerly known as The Chase Manhattan Bank), a New York banking corporation, as Guarantee Trustee or Preferred Guarantee Trustee, as the case may be, (the “Resigning Guarantee Trustee”), and THE BANK OF NEW YORK, a New York banking corporation (the “Successor Guarantee Trustee”).

WHEREAS, Bank One and the Resigning Guarantee Trustee have heretofore executed and delivered certain Guarantee Agreements and Preferred Securities Guarantee Agreements set forth on Schedule I hereto (each, a “Guarantee Agreement”; capitalized terms not otherwise defined herein shall have the meanings set forth in the respective Guarantee Agreement);

WHEREAS, Bank One and Successor have entered into an Agreement and Plan of Merger, dated as of January 14, 2004 (the “Merger Agreement”), which contemplates the execution and filing of a Certificate of Merger on the date hereof (the “Certificate of Merger”) providing for the merger (effective             , the “Effective Time”) of Bank One with and into Successor (the “Merger”), with Successor continuing its corporate existence under Delaware law;

WHEREAS, Section 4.1 of each of the Guarantee Agreements provides, among other things, that at all times there shall be a Guarantee Trustee which (i) is not an Affiliate of the Guarantor and (ii) is a corporation organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000) which is authorized to act as an institutional trustee under the Trust Indenture Act of 1939, as amended.

WHEREAS, upon effectiveness of the Merger, the Resigning Guarantee Trustee will be a subsidiary of the Successor and, accordingly, the Resigning Guarantee Trustee desires to resign pursuant to Section 4.2(c) of each Guarantee Agreement, and the Successor Guarantee Trustee is willing to accept appointment as Successor Guarantee Trustee under each Guarantee Agreement;

WHEREAS, the execution and delivery of this Agreement have been authorized by resolutions of the board of directors of each of Bank One and Successor and have been duly authorized by all necessary action on the part of the Resigning Guarantee Trustee and the Successor Guarantee Trustee; and

WHEREAS, all conditions precedent and requirements necessary to make this Agreement a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized;

NOW, THEREFORE, THIS GUARANTEE TRUSTEE RESIGNATION AND APPOINTMENT AGREEMENT WITNESSETH:

For and in consideration of the premises and intending to be legally bound hereby, it is mutually covenanted and agreed, for the equal and proportionate benefit of all holders of the securities who are beneficiaries under their respective Guarantee Agreements, as follows:

ARTICLE I

REPRESENTATIONS OF THE RESIGNING GUARANTEE TRUSTEE

1.1 Pursuant to Section 4.2(c) of each Guarantee Agreement, the Resigning Guarantee Trustee hereby notifies Bank One that the Resigning Guarantee Trustee is hereby resigning as Trustee under each Guarantee Agreement.

1.2 The Resigning Guarantee Trustee hereby represents and warrants to the Successor Guarantee Trustee with respect to each Guarantee Agreement that there is no action, suit or proceeding pending or, to the best of the knowledge of the Responsible Officers of the Resigning Guarantee Trustee, threatened against the Resigning Guarantee Trustee before any court or governmental authority arising out of any action or omission by the Resigning Guarantee Trustee as Guarantee Trustee with respect to such Guarantee Agreement.

1.3 Pursuant to Section 3.1(a) of each Guarantee Agreement, the Resigning Guarantee Trustee hereby assigns, transfers, delivers and confirms to the Successor Guarantee Trustee all right, title and interest of the Resigning Guarantee Trustee in and under such Guarantee Agreement; all of the rights, powers, trusts and duties of the Resigning Guarantee Trustee under such Guarantee Agreement. The Resigning Guarantee Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Guarantee Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Guarantee Trustee all such rights, powers and trusts hereby assigned, transferred, delivered and confirmed to the Successor Guarantee Trustee.

1.4 The Resigning Guarantee Trustee agrees to deliver to the Successor Guarantee Trustee a copy of the Registers and to deliver to the Successor Guarantee Trustee copies of all certificates, reports, statements, notices, instructions, opinions, requests and other documents heretofore delivered to or by the Resigning Guarantee Trustee in connection with the Guarantees and the transactions contemplated thereby, which are necessary for the Successor Guarantee Trustee to perform its obligations under the Guarantees.

ARTICLE II

REPRESENTATIONS OF AND ACCEPTANCE BY THE SUCCESSOR GUARANTEE TRUSTEE

2.1 The Successor Guarantee Trustee hereby represents and warrants to the Resigning Guarantee Trustee and to Bank One and Successor that the Successor Guarantee Trustee is not subject to any conflict of interest under the provisions of Section 4.1(c) of each Guarantee Agreement and is qualified and eligible under the provisions of 4.1(a) of such Guarantee Agreement to act as Guarantee Trustee under such Guarantee Agreements.

2.2 The Successor Guarantee Trustee hereby accepts its appointment as Successor Guarantee Trustee under each Guarantee Agreement and accepts the rights, powers, trusts and duties of the Resigning Guarantee Trustee as Guarantee Trustee under such Guarantee

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Agreement, upon the terms and conditions set forth therein, with like effect as if originally named as Guarantee Trustee under such Guarantee Agreement.

ARTICLE III

AMENDMENTS

3.1 The reference in the preamble to each Guarantee Agreement to “THE CHASE MANHATTAN BANK, a New York banking corporation” is hereby amended to read “THE BANK OF NEW YORK, a New York banking corporation”; and the reference therein to “450 W. 33rd Street, New York, New York 10001,” is hereby amended to read “________________”.

ARTICLE IV

MISCELLANEOUS

4.1 If and to the extent that any provision of this Agreement limits, qualifies or conflicts with another provision included in any of the Guarantee Agreements that is required to be included in this Agreement by any of the provisions of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, such required provision shall control.

4.2 Nothing in this Agreement is intended to or shall provide any rights to any parties other than those expressly contemplated by this Agreement.

4.3 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

4.4 This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which counterparts together shall constitute but one and the same instrument.

4.5 This Agreement shall become effective as of the Effective Time.

4.6 This Instrument does not constitute a waiver by any of the parties hereto of any obligation or liability which the Resigning Guarantee Trustee may have incurred in connection with it serving as Guarantee Trustee or Preferred Guarantee Trustee, as the case may be, under the Guarantees or an assumption by the Successor Guarantee Trustee of any liability of the Resigning Guarantee Trustee arising out of a breach by the Resigning Guarantee Trustee prior to its resignation of its duties under the Guarantees. The Resigning Guarantee Trustee agrees to indemnify and save harmless the Successor Guarantee Trustee from and against any and all costs, claims, liabilities, losses or damages whatsoever (including the reasonable fees and disbursements of its counsel) asserted or arising at any time after the date hereof arising our of any action (or failure to act) of the Resigning Guarantee Trustee on or prior to the date hereof in connection with its serving as Guarantee Trustee or Preferred Guarantee Trustee, as the case may be, under the Guarantees or allegations based upon any such action (or failure to act), which the Successor Guarantee Trustee may suffer or incur as a result of its accepting appointment and acting as Successor Guarantee Trustee under the Guarantees, including the costs and expenses of

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the Successor Guarantee Trustee incurs defending itself against any such claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

BANK ONE CORPORATION

By
Name:
Title:

J.P. MORGAN CHASE & CO.

By
Name:
Title:

JPMORGAN CHASE BANK, as Resigning Guarantee Trustee

By
Name:
Title:

THE BANK OF NEW YORK, as Successor Guarantee Trustee

By
Name:
Title:

Schedule I

Guarantee Agreements

1. Guarantee Agreement between First Chicago NBD Corporation, as Guarantor, and The Chase Manhattan Bank, as Guarantee Trustee, dated as of December 3, 1996.

2. Guarantee Agreement between First Chicago NBD Corporation, as Guarantor, and The Chase Manhattan Bank, as Guarantee Trustee, dated as of December 5, 1996.

3. Preferred Securities Guarantee Agreement between First Chicago NBD Corporation, as Guarantor, and The Chase Manhattan Bank, as Preferred Guarantee Trustee, dated as of January 31, 1997.

4. Preferred Securities Guarantee Agreement between Bank One Corporation, as Guarantor, and The Chase Manhattan Bank, as Preferred Guarantee Trustee, dated as of September 20, 1999.

5. Preferred Securities Guarantee Agreement between Bank One Corporation, as Guarantor, and The Chase Manhattan Bank, as Preferred Guarantee Trustee, dated as of August 8, 2000.

6. Preferred Securities Guarantee Agreement between Bank One Corporation, as Guarantor, and The Chase Manhattan Bank, as Preferred Guarantee Trustee, dated as of August 30, 2000.

7. Preferred Securities Guarantee Agreement between Bank One Corporation, as Guarantor, and The Chase Manhattan Bank, as Preferred Guarantee Trustee, dated as of August 30, 2000.

8. Preferred Securities Guarantee Agreement between Bank One Corporation, as Guarantor, and The Chase Manhattan Bank, as Preferred Guarantee Trustee, dated as of January 30, 2001.

9. Preferred Securities Guarantee Agreement between Bank One Corporation, as Guarantor, and The Chase Manhattan Bank, as Preferred Guarantee Trustee, dated as of September 28, 2001.